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                                                                      EXHIBIT 21


                       Mitchell Energy & Development Corp.
                                  SUBSIDIARIES


      Listings of the Company's major subsidiaries and partnership interests at January 31, 1999 follow. These entities, along with others which in the aggregate are not significant, are included in the financial statements appearing in the Company's Annual Report to Stockholders. Parent/subsidiary relationships are indicated by indentions. Except where otherwise indicated, each subsidiary is incorporated in Delaware and is 100% owned by its parent.

      CONSOLIDATED SUBSIDIARIES
      MND Energy Corporation
        Mitchell Energy Corporation
        Southwestern Gas Pipeline, Inc.
          Acacia Natural Gas Corporation (Oklahoma)
          Mitchell Gas Operating, Inc. (MGOI)
          Mitchell Louisiana Gas Services, Inc. (MLGS)
          MND Gas Services, LLC
            Mitchell Gas Services LP (MGSLP)

      MND Service, Inc.

      Mitchell Receivables Corporation

      Mitchell Resorts, Inc.

      The Woodlands Venture Capital Company

      PARTNERSHIP INTERESTS (accounted for on equity basis)

      Austin Chalk Natural Gas Marketing Services (45% owned by MGSLP) Belvieu Environmental Fuels (33.33% owned by MGSLP)
      C&L Processors Partnership (50% owned by MGSLP)
      Ferguson-Burleson County Gas Gathering System (45% owned by MGSLP) Gulf Coast Fractionators (38.75% owned by MGSLP)
      Louisiana Chalk Gathering System (50% owned by MLGS)
      UP Bryan Plant (45% owned by MGSLP)